Exhibit 99.1

CRAFT COLLEGE INC ANNOUNCES AGREEMENT WITH INTERNET MARKETING FIRM AND SALE OF COMPLETE SERIES OF DVDS.

DALLAS, TEXAS, June 27, 2007 - (News wire) - Craft College Inc.

Craft College Inc. President and CEO Pat Castillo announced today that the Company has entered into an agreement with Top Down Communications Inc. to provide Craft College with its internet based marketing strategies.

"This is a perfect marriage between a brand new internet marketing firm lead by a team of seasoned pros and an award winning producer of educational and instructional DVDs. The addition of Top Down Communications to our marketing team will enable us to more effectively sell our DVDs through the internet and maximize our resources." Castillo commented.

The Company also announced that Top Down Communications would purchase a complete series of Craft College DVDs. Castillo commented on the agreement, "The decision to purchase such a large number of our DVDs is a strong endorsement of the quality and marketability of our products. The purchase also gives us an infusion of capital as we prepare for production of our next craft DVD series on candle making."

About Craft College Inc.
Craft College is a Utah company with registered offices located at 136 East South Temple, Suite 2100 Salt Lake City, UT 84111 and its executive offices at 1950 Stemmons Freeway, Suite 5001, Dallas Texas, 75207. The company produces award winning educational and instructional DVDs for the craft and hobby market. Our telephone number is 1-866-891-9672 and our websites are www.craftcollege.com and www.go-flyfishing.com.

About Top Down Communication Inc.
Top Down Communication is an Internet marketing firm specializing in the creation and implementation of internet marketing campaigns using affiliates and other related internet strategies. Top Down specializes in email programs that allow businesses to easily create, send, and track email newsletters and surveys.